Exhibit 10.20

SETTLEMENT AGREEMENT AND RELEASE

between

ORACLE CORPORATION

and

REMOTE KNOWLEDGE, INC.

This Settlement Agreement and Release (the “Agreement”) is entered into by and between ORACLE CORPORATION (“Oracle”), 500 Oracle Parkway, Redwood City, California, 94065 and REMOTE KNOWLEDGE, INC., formerly known as Varitek Industries, Inc. (“RKI”), 3657 Briarpark, Suite 100, Houston, Texas, 77042. Oracle and RKI may be collectively referred to as “the Parties.”

RECITALS

This Agreement is entered into with reference to the following facts:

A. On November 23, 2004, Oracle filed its First Amended Complaint against RKI in the Superior Court of California, County of Santa Clara, Case No. 1-04-CV-028467 (the “Action”), alleging, inter alia, breach of contract, fraud, account stated, open book account, and good and services sold and delivered against RKI for its failure to pay fees allegedly due and owing to Oracle arising from Oracle’s grant of certain software program licenses and related technical support services pursuant to an Ordering Document dated August 28, 2002 (the “Ordering Document”). Oracle’s First Amended Complaint sought damages of $270,474.78 plus interest.

B. On January 7, 2005, RKI filed its Answer, including affirmative defenses, to the First Amended Complaint denying its liability to Oracle for the amounts allegedly owed.

C. The Parties now wish to enter into this Agreement in order to resolve the claims at issue in the Action as set forth in Oracle’s First Amended Complaint.

In consideration for entering into this Agreement and in consideration for the promises and respective releases set forth below, the Parties agree as follows:

SETTLEMENT TERMS

1. Payment. RKI shall pay Oracle the sum of Two Hundred Sixteen Thousand dollars ($216,000.00) (“Settlement Amount”) pursuant to a payment schedule consisting of 24 monthly payments of $9,000.00 to be due on the last day of each month, with the first payment to be made concurrently with RKI’s execution of this Agreement for the month of March 2004 and the last payment to be due on February 28, 2007.

2. Confession of Judgment. Concurrently with execution of this Agreement, RKI agrees to execute a Statement Confessing Judgment and an Attorney’s Certificate in Support of Defendant’s Statement Confessing Judgment, in the forms attached collectively as Exhibit A (“Judgment Documents”). Oracle shall not file or record the Judgment Documents unless and until RKI fails to pay the balance of the Settlement Amount in a timely fashion as required under Paragraph 1. In the event of a default (as defined in Paragraph 6) with respect to any monthly payment required under Paragraph 1, then Oracle may file the Judgment Documents and obtain, by ex parte application to the Santa Clara County Superior Court if necessary, judgment against RKI as set forth in the Judgment Documents and the form of Judgment attached as Exhibit B. Should the Judgment Documents be rejected by the Clerk of the Court for any reason, or should the Court decline to enter judgment in Oracle’s favor on such documents, then RKI will fully cooperate in providing Oracle, or the Court, with such different or additional documents as may prove necessary in order to have the judgment entered, consistent with the purposes of this Agreement. Oracle may then record and enforce the judgment against RKI in the manner and to the extent allowed by law. The Judgment Documents shall be for the amount of Two Hundred

Seventy Thousand, Four Hundred Seventy-Four dollars and seventy-eight cents ($270,474.78), representing the total amount that Oracle sought by its First Amended Complaint in the Action, less any amount paid by RKI pursuant to this Agreement, plus costs, attorneys fees incurred to obtain and enforce a judgment in the event of a default, and interest on the unpaid balance allowed as a matter of law, as described more fully in the Judgment Documents.

3. Termination of Software Program Licenses. Upon the Effective Date of this Agreement, RKI agrees that Oracle shall terminate the Ordering Document and all of the software program licenses granted thereunder. RKI hereby stipulates that it has never installed or used the Oracle software programs at issue, and will not do so in the future. RKI further stipulates that it does not have possession of the Oracle software programs, nor of any CDs or user manuals/documentation describing the software programs. In the future, if RKI comes into possession of said the aforementioned programs, CDs, or other related documentation, it will promptly return them to Dorian Daley, Esq., Vice-President and Associate General Counsel, Oracle Corporation, 500 Oracle Parkway, 7th Floor, Redwood Shores, California, 94065. RKI agrees that Oracle shall have no further obligations regarding the Ordering Document or to provide any services relating to the software programs licensed pursuant to the Ordering Document.

4. Release of Oracle. RKI, for themselves and their successors, assigns stockholders, officers, directors, parents, employees and agents, hereby release Oracle, its successors, assigns, stockholders, officers, directors, parents, subsidiaries, agents, insurers, and attorneys from any and all rights, liabilities damages, claims, actions, and demands of every kind and nature, in law, equity, or otherwise, known or unknown, disclosed or undisclosed, suspected or unsuspected, including, without limitation, any claims for damages, actual or consequential, past, present, or future, which arise out of or in any way relate to (i) the Ordering Document and the software programs and services provided thereunder and (ii) the claims that were or could have been asserted by RKI in the Action and/or RKI’s Answer to Oracle’s First Amended Complaint; however, the foregoing release shall not be deemed to have released any rights or obligations of the parties under this Agreement and the Exhibits thereto.

5. Release of RKI. Only after and upon receipt by Oracle of the first payment amount of $9,000.00, and except as provided for below, Oracle, for itself and its successors, assigns, stockholders, officers, directors, parents, subsidiaries, employees and agents, hereby releases RKI, its predecessors, successors, assigns, stockholders, officers, employees, directors, parents, insurers, agents and attorneys from any and all rights, liabilities, damages, claims, actions, and demands of every kind and nature, in law, equity, or otherwise, known or unknown, disclosed or undisclosed, suspected or unsuspected, including, without limitation, any claims for damages, actual or consequential, past, present, or future, which arise out of or in any way relate to (i) RKI’s payment obligations to Oracle pursuant to the Ordering Document and (ii) the claims that were or could have been asserted by Oracle in the Action and/or in Oracle’s First Amended Complaint, except as expressly stated herein. Oracle expressly does not release or waive any claims that it may have against RKI for payment pursuant to the concurrently executed Judgment Documents or to enforce any provision of this Agreement. In addition, Oracle expressly does not release or waive any claims that it may have against RKI for any infringement of Oracle’s copyrights, patents, trademarks, trade secrets or other intellectual property relating to any Oracle software program prior to or after the Effective Date of this Agreement. Oracle represents that it is presently aware of no claims that it might have against RKI for infringement (and has no reason to believe that any such violation might exist) of Oracle’s intellectual properly rights.

6. Waiver of Section 1542. Regarding only the releases provided by the Parties in Paragraphs 3 and 4 above, the Parties voluntarily waive Section 1542 of the California Civil Code, or any similar provision of the statutory or non-statutory law of any other jurisdiction, except with respect to those claims expressly reserved herein. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor.

The Parties have read and understand Section 1542 and have had the opportunity to consult with and be advised by counsel regarding its meaning and effect. The Parties acknowledge that this Agreement has been negotiated and agreed upon with the knowledge that unknown or unsuspected claims within the scope of the releases set forth above may exist and that all such claims within the scope of the releases set forth above not expressly reserved herein are waived by this provision.

7. Default. Oracle’s release shall only be effective upon its receipt of the first payment by RKI in the amount of $9,000.00 pursuant to Paragraph 1 above. RKI shall be in default under this Agreement if Oracle does not receive each monthly payment by 5:00 p.m. Eastern Time the day it is due, in which event Oracle shall be entitled to file the Judgment Documents and take any and all actions necessary to obtain judgment against RKI in accordance with the terms of this Agreement and the Judgment Documents.

8. Dismissal of Litigation. Upon full execution of this Agreement and upon Oracle’s receipt and the clearance of the check for the initial $9,000.00, the Parties will simultaneously take all further steps necessary to cause the Action to be dismissed with prejudice by the Court. The Parties agree to bear their own costs and attorneys fees incurred in connection with the Action settled herein, except as provided for herein and in the Judgment Documents regarding the enforcement of this Agreement or the entry of judgment in the event of a default by RKI.

9. Representation and Covenant Not To Sue. The Parties hereby represent and agree that, with the exception of the papers filed in the Action, they have not filed or pursued, and will not file or pursue, any charges, suits, complaints, grievances, or other actions which assert, arise out of or are in any way related to the claims released under this Agreement; provided, however, that this paragraph shall not apply to any action or claim to enforce the terms of this Agreement.

10. No Admission of Liability. This Agreement constitutes a compromise settlement of disputed claims and shall not be deemed or construed to be an admission of liability by any of the Parties at any time for any purpose.

11. Notices. Notices to RKI shall be directed to the attention of Henry Houston at the following address: Remote Knowledge, Inc., 3657 Briarpark, Suite 100, Houston, Texas, 77042. Notices to Oracle shall be sent to Jeffrey Ross of Oracle at 10 Van de Graaff Drive, Burlington, Massachusetts, 01803, with a copy to James Hughes, SULLWOLD & HUGHES, 235 Montgomery Street, Suite 730, San Francisco, California, 94104.

12. Confidentiality. The Parties agree that the terms of this Agreement shall remain confidential and shall not be disclosed, directly or indirectly, by any party for any reason at any time; provided, however, that any Party may disclose, in confidence, on a need-to-know basis, the terms to its attorneys, accountants, financial institutions, directors, officers, employees, insurers, and as otherwise required by law, including the need to enforce the obligations contained in this Agreement and the related Confession of Judgment.

13. Inurement. The Agreement shall inure to the benefit of and be binding upon the Parties and their respective agents, officers, directors, trustees, attorneys, representatives, assigns, and predecessor or successor companies.

14. Voluntary Settlement. The Parties represent that they have read and been advised by counsel regarding this Agreement, that they understand its provisions and legal effect and that they are voluntarily entering into this Agreement. The Parties acknowledge that this Agreement is a full, fair, and final settlement of all claims released under this Agreement. The Parties further represent that, in executing this Agreement, they do not rely on any inducements, promises, or representations other than those expressly set forth in this Agreement.

15. Severability. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute a duplicate original.

17. Authority To Execute Agreement. The individuals signing this Agreement and the Parties represent and warrant that they have full and complete authority and authorization to execute and effect this Agreement and to take or cause to be taken all acts contemplated by this Agreement.

18. Warranty Re Non-Assignment. The Parties each represent and warrant that they own and have not assigned, sold, transferred, or otherwise disposed of any claim or any interest in any claim against the other released in this Agreement.

19. Entire Agreement. This Agreement, together with the Confession of Judgment, constitute the entire agreement between the Parties and supersede any and all prior or contemporaneous agreements or representations, written or oral, between the Parties concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each Party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement.

20. Effective Date. The Effective Date of this Agreement shall be March     , 2005.

REMOTE KNOWLEDGE, INC.		ORACLE CORPORATION

By:	/s/ Henry Houston	By:
Name:	Henry Houston	Name:
Title:	EVP & CFO	Title:
Date:	3/21/05	Date: